EXHIBIT 99.1

PROMIUS PHARMA, LLC LAUNCHES

EPICERAM® SKIN BARRIER EMULSION

A New Approach to Treatment of Atopic Dermatitis

Denver, CO – October 14 2008 – Ceragenix Pharmaceuticals, Inc., (OTCBB:CGXP) today announced that Promius Pharma, LLC, a wholly owned subsidiary of Dr. Reddy’s Laboratories (NYSE: RDY)(“DRL”) launched its first product, EpiCeram® Skin Barrier Emulsion.  EpiCeram Emulsion is a novel prescription therapy for the treatment of atopic dermatitis, a skin disease that affects more than 15 million Americans at an estimated cost of $1 billion annually.  Promius Pharma launched EpiCeram Emulsion this week at the 27th Annual Fall Clinical Dermatology Conference, attended by over 400 dermatologists and healthcare providers.

In November 2007, Ceragenix entered into an exclusive distribution and supply agreement with DRL for the commercialization of EpiCeram in the United States (the “DRL Agreement”).  Under the terms of the DRL Agreement, Ceragenix is responsible for the manufacturing and supplying of the product while DRL is responsible for the distribution, marketing and sales.

“We are very excited about the launch of EpiCeram” said Steven Porter, Chairman and Chief Executive Officer of Ceragenix.  “This represents the commercialization of our first product and is the culmination of a lot of hard work by the Ceragenix and Promius teams.  We are very impressed with the dermatology sales and marketing team assembled by Promius and are confident in their ability to make EpiCeram a commercial success. Now that EpiCeram has been launched, we will be focusing our efforts on furthering the development of our pipeline.”

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About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin technology to formulate Cerashield antimicrobial coatings for medical devices. All Ceragenin and Cerashield products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of two topical creams—EpiCeram and NeoCeram. EpiCeram has been cleared for marketing by the United States Food and Drug Administration (“FDA”) while we plan to develop NeoCeram as an OTC product. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories; receipt of the Non-Sales Milestones due under the agreement with Dr. Reddy’s within the timeframes anticipated by the Company; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2008. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Steven Porter, Chairman and CEO

(720) 946-6440

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